Exhibit 99.1
Roblox Reports December 2022 Key Metrics
SAN MATEO, Calif. -- January 17, 2023 -- Roblox Corporation (NYSE: RBLX), a global platform bringing millions of people together through shared experiences, today released certain key metrics for the month of December 2022.
December 2022 Key Metrics
•Daily active users (DAUs) were 61.5 million, up 18% year-over-year.
•Hours engaged were 4.7 billion, up 21% year-over-year.
•Estimated revenue was between $189 million and $199 million, a decline of between 1% - 6% year-over-year.1
•Estimated bookings were between $430 million and $439 million, up 17% - 20% year-over-year.1
•Estimated average bookings per daily active user (ABPDAU) were between $6.99 and $7.14, which represents a year-over-year change of -1% - +1%.1
1 The strengthening of the US Dollar against foreign currencies during 2022, particularly the Euro and British Pound, has had an adverse impact on revenue, bookings and average bookings per daily active user (ABPDAU). By adjusting revenue, bookings and ABPDAU for constant currency, we are able to provide a framework for assessing how our business performed excluding the effect of foreign currency rate fluctuations. Constant currency is calculated by converting our current period revenue, bookings and ABPDAU into U.S. dollars using the comparative prior period’s monthly exchange rates for our non-USD currencies.

We estimate that the impact of foreign currency fluctuations led to a reduction of approximately 1% in the year-over-year growth rate for December 2022 revenue and 2% - 3% in the year-over-year growth rate for December 2022 bookings. Thus, on a constant currency basis, we estimate our year-over-year December 2022 revenue decline would have been between -5% - 0%, our year-over-year December 2022 bookings growth would have been 20% - 22% and our year-over-year December 2022 ABPDAU growth rate would have been 1% - 3%.

Discontinuation of Monthly Key Metrics Releases
Following the expected release of our March 2023 monthly metrics in April 2023, the Company will cease publishing monthly metrics. By April, we will have published monthly metrics over our first eight quarters as a public company. While we think that has provided incremental information to investors regarding the seasonality of the business, we have decided to cease providing monthly metrics to align our reporting cadence with our value of taking the long view. Key metrics will continue to be published on a quarterly basis aligned with the Company’s other quarterly disclosures, including its shareholder letter and other quarterly publications.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The estimated December 2022 Key Metrics are forward-looking statements and are based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management, and our plans for publishing monthly key metrics. The forward-looking statements included in this press release represent our views as of the date of this press release. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements or from Company expectations due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including our quarterly reports on Form 10-Q and annual reports on Form 10-K and other filings and reports that we may file from time to time with the SEC. We anticipate that subsequent events and developments may cause our views to change and all monthly Key Metrics are subject to normal quarter end review and potential adjustments. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. Past performance is not necessarily indicative of future results and quarterly performance may materially differ from aggregation of the monthly Key Metrics for each month within the quarter.

About Roblox
Roblox’s mission is to connect a billion people with optimism and civility. Every day, tens of millions of people around the world have fun with friends as they explore millions of immersive digital experiences. All of these experiences are built by the Roblox community, made up of millions of creators. We believe in building a safe, civil, and diverse community—one that inspires and fosters creativity and positive relationships between people around the world. For more information, please visit corp.roblox.com.
CONTACTS
Stefanie Notaney
Roblox Corporate Communications
press@roblox.com
ROBLOX and the Roblox logo are among the registered and unregistered trademarks of Roblox Corporation in the United States and other countries. © 2023 Roblox Corporation. All rights reserved.
Source: Roblox Corporation